                                                                   Exhibit 10.17

                            Metallurg Holdings, Inc.
                      Intercompany Tax Allocation Agreement

            The purpose of this agreement (the "Agreement") is to determine the amount of federal and (where applicable) state, local and foreign income tax allocated to members of the affiliated Group (as described below) and the amount each member will pay to or receive from Metallurg Holdings, Inc., a Delaware corporation ("Parent"). This Agreement is between Parent and the undersigned subsidiary corporations (hereinafter collectively referred to as the "Subsidiaries" or each individually as a "Subsidiary"). Parent and the Subsidiaries are sometimes hereinafter collectively referred to as the "Group".

            1. The members of the Group are affiliated corporations and will elect to file a consolidated federal income tax return under the provisions of
Section 1 501, et seq., of the Internal Revenue Code of 1 986, as amended, (the "Code") for the tax year ending December 31, 1 998 and for each subsequent tax year for which this Agreement is in effect. Parent will compute and timely pay the consolidated federal income tax liability for the Group in accordance with the Code and the regulations promulgated thereunder and will prepare, or cause to be prepared, and will timely file the consolidated federal income tax return for the Group. Parent and the Subsidiaries shall each review the consolidated federal income tax return and make any necessary adjustments no later than fifteen (15) days before the filing of the return, and Parent will provide a draft of each such return to each Subsidiary sufficiently before that deadline to permit the Subsidiary to make its review.

            2. Each Subsidiary shall compute and pay in cash to Parent (in the manner provided for in paragraph 8 of this Agreement) an amount equal to the federal income tax liability that would have been payable for such year determined as if each Subsidiary had filed a separate federal income tax return for the taxable year ended December 31, 1998, and all taxable years thereafter, including any accrued interest thereon ("Separate Return Tax Liability").

            3. If a Subsidiary, other than a Metallurg Subsidiary (defined below), would not have a Separate Return Tax Liability but instead would have a claim for refund of federal income taxes, Parent will pay in cash to such Subsidiary (in the manner provided for in paragraph 8 of this Agreement) an amount equal to the refund such Subsidiary would have been entitled to obtain from the Internal Revenue Service, determined as if such Subsidiary had filed a separate federal income tax return for the taxable year ended December 31, 1998 and all taxable years thereafter, including any accrued interest thereon ("Separate Return Tax Refund").

            4. Parent shall pay in cash to Metallurg, Inc. ("Metallurg") (in the manner provided for in paragraph 8 of this Agreement) an amount (not less than zero) equal to (i) the sum of (a) the Separate Return Tax Liability of Metallurg paid to Parent and (b) the Separate Return Tax Liability of each Subsidiary owned, directly or indirectly, by Metallurg (each a "Metallurg Subsidiary" and collectively, the Metallurg Subsidiaries") paid to Parent, minus (ii) the amount of federal income tax that Metallurg and the Metallurg Subsidiaries (collectively, the "Metallurg SubGroup") would have been required to pay (the "Metallurg Consolidated Amount") if (a) Metallurg was never owned by Parent, (b) Metallurg continued to be the common parent of the Metallurg Sub-Group, and (c) the Metallurg Sub-Group filed a consolidated federal income tax return (the "Metallurg Sub-Group Excess Payment"). An additional payment (the "Metallurg Sub-Group Refund Payment") shall be made by Parent to Metallurg (in the manner provided for in paragraph 8 of this Agreement) equal to the amount of any refund of federal income tax that the Metallurg Sub-Group would have been entitled to receive if the Metallurg SubGroup filed a separate consolidated federal income tax return, provided, however, that the Metallurg Sub-Group Refund Payment shall be reduced by the amount of any such refund paid by the Internal Revenue Service directly to any member of the Metallurg Sub-Group.

            5. If, on a separate return basis, a Metallurg Subsidiary would have had a claim for refund of federal or state income taxes resulting from a carryback of any net operating loss, capital loss, tax credit or similar tax benefit (each a "Separate Company Tax Benefit Item") or would have been entitled to reduce its federal or state income tax liability as a result of a carryforward of a Separate Company Tax Benefit then, Metallurg will pay in cash to such Metallurg Subsidiary (in the manner provided for in paragraph 8 of this Agreement) an amount equal to such refund or reduction in tax ("Metallurg Subsidiary Separate Return Tax Refund").

            6. If requested by Parent, each Subsidiary shall make payments in cash of estimated tax to Parent three (3) business days before the normal quarterly due dates for the payment of the applicable tax. The amounts of any estimated payments shall be determined under the rules in the relevant taxing jurisdiction to which such Subsidiary would be subject if it filed a separate return consistent with paragraph 2 of this Agreement. Payments of estimated tax made under this paragraph shall reduce and offset any payments required to be made to Parent under paragraph 8 of this Agreement.

            7. Except as otherwise provided in the following sentence, the calculation of the Separate Return Tax Liability for each Subsidiary shall be made pursuant to the Code and its regulations as well as applicable cases, rulings, etc. ("Applicable Law"). The calculation of the Separate Return Tax Liability for each Subsidiary shall be made without taking into account any carryforward or carryback of a Separate Company Tax Benefit Item available to such Subsidiary; provided that Separate Company Tax Benefit Items shall be taken into account to the fullest extent permitted by Applicable Law in computing the Metallurg Consolidated Amount and any Metallurg Sub-Group Refund Payment under paragraph 4 of this Agreement.

            8. Each Subsidiary shall pay in cash its Separate Return Tax Liability to Parent by no later than the applicable due date or dates that the consolidated federal income tax liability is due. Parent shall make the payment in cash to (i) a Subsidiary of a Separate Return Tax Refund and (ii) Metallurg of a Metallurg Sub-Group Excess Payment and a Metallurg Sub-Group Refund Payment by no later than 45 days after the filing of the consolidated federal income tax return. Metallurg shall make the payment in cash to a Metallurg Subsidiary of a Metallurg Subsidiary Separate Return Tax Refund by no later than 10 days after the receipt of a Metallurg Sub-Group Excess Payment from Parent.

            9. Notwithstanding the provisions of paragraphs 6 and 8 of this Agreement, all payments due hereunder from any Metallurg Subsidiary shall be made by Metallurg on behalf of the applicable Metallurg Subsidiary. Payments of estimated tax on behalf of the members of the Metallurg Sub-Group under paragraph 6 of this Agreement shall be based solely on the Metallurg Consolidated Amount and not based on the separate return liabilities of the members of the Metallurg Sub-Group, and such payments shall be taken into account in the same manner as payments of Separate Return Tax Liabilities in computing any Metallurg Sub-Group Excess Payment under paragraph 4 of this Agreement.

            10. If all or a portion of the Group is required or has elected to file a consolidated, unitary or combined state income tax return (each such Group will hereafter be referred to as a "State Group"), the parent of the particular State Group will compute, timely report and timely pay the State Group's state income tax liability in accordance with the applicable state laws and regulations and will timely file the State Group's required annual return. No later than fifteen (15) days prior to the filing of the State Group's annual return, the parent of the State Group will calculate and assess each member's share of the State Group's state income tax liability based on each member's tax liability computed on a separate basis under the tax laws of the applicable jurisdiction. Not more than ten (10) days after such assessment, each member will pay to the parent of the particular State Group its agreed share of the state income tax liability in cash. With respect to any refunds, use of any Separate Company Tax Benefit Item and the treatment of excess payments to the parent of a sub-group, the provisions of this Agreement, to the extent relevant, shall similarly apply to any state, local or foreign consolidated, combined or unitary group and its members.

            11. If after the filing of a return it is determined that any liability computed hereunder, or the aggregate amount paid by any party to this Agreement, is incorrect, whether by reason of an Internal Revenue Service or state audit, underpayment by any party hereto, discovery of error, the learning of new information, or otherwise, payment shall be made to other members of the Group as appropriate so that the net amount paid by all such parties to this Agreement equals the amount that should have been paid by each such party to this Agreement if the correct amount of such tax had been paid as provided by this Agreement when originally due. In addition, any additional expenses incurred (including, for example, interest, penalties and attorney's fees) shall be allocable to and payable by the member of the Group that is liable for the underlying relevant tax liability (or that is responsible for any underpayment of any amount required to be paid to a tax authority) pursuant to the terms of this Agreement. In the event that tax liabilities are allocable under this paragraph to more than one party to this Agreement, expenses related to such tax liabilities shall be allocated to each such party pro rata in proportion to the amount of such tax liabilities attributable to each such party in relation to the aggregate amount of such tax liabilities.

            12. Parent agrees to indemnify any member of the Group (and the parent of a State Group agrees to indemnify any member of its State Group) for any and all claims, demands and expenses, including interest, penalties and reasonable attorney's fees, in the event that the Internal Revenue Service (or State taxing authority, if relevant) levies upon the assets of any such member for unpaid taxes that Parent (or the parent of a State Group, as applicable) is required to pay under this Agreement.

            13. All payments required to be made pursuant to the terms of this Agreement, including subsequent changes in the amount of a Subsidiary's Separate Return Tax Liability or Separate Return Tax Refund, or the Metallurg Sub-Group Excess Payment or Metallurg Sub-Group Refund Payment, shall be considered an intercompany payable or receivable, as the case may be, until such payment is made in cash, and shall not be considered a dividend or surplus contribution. Such intercompany receivables if not timely paid shall bear interest from the due date at the base rate as announced from time to time by BankBoston, N.A. at its home office in Boston, Massachusetts.

            14. Parent shall inform each Subsidiary of any audit or other administrative or judicial proceeding that may affect the Subsidiary's Separate Return Tax Liability, Separate Return Tax Refund or, in the case of Metallurg, the Metallurg Sub-Group Excess Payment or any Metallurg Sub-Group Refund Payment. No such proceeding shall be settled in a manner adverse to a Subsidiary without the consent of the Subsidiary, such consent not to be unreasonably withheld.

            15. This Agreement shall be applicable only with respect to periods for which the parties are members of the same affiliated Group filing a consolidated federal income tax (or other relevant) return. No payment hereunder shall be made by or on behalf of a Subsidiary with respect to periods for which such Subsidiary files a separate return or is a member of another affiliated Group filing a consolidated federal income tax (or other relevant) return.

            16. This Agreement shall take effect as of July 1 3, 1 998, and shall continue until terminated by the mutual written agreement of all of the parties. In the event any party ceases to be affiliated with the Group or any State Group, as may be relevant, this Agreement automatically terminates only with respect to that member and only with respect to such Group or State Group as may be relevant. Notwithstanding the termination of this Agreement, in whole or as to any member, its provisions will remain in effect, with respect to any full or partial tax period, for which the income of the terminating party must be included in the consolidated federal income tax (or other relevant State Group) return.

            17. This Agreement may, from time to time, be amended, modified, and supplemented in such manner as may be mutually agreed upon by the parties, subject to the approval of any regulatory authorities as required by law. Any amendment, modification or supplement to this Agreement shall be in writing and shall be executed by a duly appointed representative of each of the parties.

            18. Every article, term condition and provision of this Agreement is declared to be independent of and severable from all other articles, terms, conditions and provisions of the Agreement. Invalidation, whether judicial or otherwise, of any article, term, condition or provision contained in this Agreement shall in no way affect any other provision of this Agreement, all of which shall remain in full force and effect.

            19. The books, accounts, tax returns and records of Parent and each Subsidiary shall be maintained so as to clearly and adequately disclose the precise nature and details of the obligations and liabilities under this Agreement. All materials relating to the tax returns, including but not limited to the returns, supporting schedules, work papers, and correspondence, shall be available for inspection at any time during normal business hours by Parent or any Subsidiary. Each party to this Agreement shall maintain, at its principal or home office, records of all tax allocations, and any subsequent Internal Revenue Service or state review or adjustment. The provisions of this paragraph shall survive termination of this Agreement.

            20. This Agreement is not assignable by any party without the prior written consent of the other parties.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers to be effective July 1 3, 1998.


Metallurg Holdings, Inc.,                    Tantalum Corporation,
a Delaware corporation                       a New Jersey corporation

By: /s/ Douglas A. Fastuca                   By: /s/ Michael A. Banks
    ------------------------------------         -----------------------------
Name: Douglas A. Fastuca                     Name: Michael A. Banks
      Chief Financial Officer                      Vice President


Metallurg, Inc.,                             MIR (China), Inc.,
a Delaware corporation                       a Delaware corporation

By: /s/ Barry C. Nuss                        By: /s/ Barry C. Nuss
    ------------------------------------         -----------------------------
Name: Barry C Nuss                           Name: Barry C. Nuss
      Vice President, Finance                Vice President


Shieldalloy Metallurgical Corporation,
a Delaware corporation

By: /s/ Barry C. Nuss
    ------------------------------------
Name: Barry C. Nuss
      Secretary


Metallurg Services, Inc.,
a New York corporation

By: /s/ Barry C. Nuss
    ------------------------------------
Name: Barry C. Nuss
      Controller


Metallurg Holdings Corporation,
a New Jersey corporation

By: /s/ Barry C. Nuss
    ------------------------------------
Name: Barry C. Nuss
      Vice President, Treasurer